Stockholder Letter Q1 2024

HAGERTY Q1 2024 | 2 Driving season is upon us! For car enthusiasts, these next six months are the best of the year, and Hagerty is there to protect people’s special vehicles as they get out on the road. Insurance, of course, is the economic engine that drives us forward, and we are proud of our track record of consistently delivering high rates of written premium growth, consistent underwriting results and excellent retention. Our business momentum from 2023 has carried into 2024, with first quarter total revenue growth of 24%. This sustained level of growth is rare in the insurance industry, particularly when it is powered more by growth in new policies than by rate increases. It also reflects the strength of the Hagerty brand and our potential as a long- term investment. But insurance does not fully define us: the love of cars does. It has been that way since we were founded 40 years ago. As we grew, we realized we were not just a service provider to the world of car lovers, we were and are an integral part of it. This is especially true of the thousands of car events that take place each year around the globe. We do not just attend car events, but we also now run a host of events across the nation, including two of the best car shows in the world: The Amelia, down in Amelia Island, Florida, which this year Dear Hagerty Stockholders, Members and One Team Hagerty, Stockholder Letter THE BENEFITS OF BELONGING

HAGERTY Q1 2024 | 3 featured Hendrick Motorsports owner and racing legend Rick Hendrick as our Honoree; and the Greenwich Concours d’Elegance in Greenwich, Connecticut. We also host dozens of touring events, RADwood shows celebrating cars from the 1980s, 1990s and 2000s, as well as seminars, and driving experiences. These are unique ways for us to interact with current and prospective members and practice our hospitality skills. Happy members who have authentic interactions with us stay with us longer. High rates of satisfaction and retention are a magical combination. Auto enthusiasts also love to buy and sell special cars, so we acquired Broad Arrow Auctions, which offers the excitement and drama of live auctions, and created Hagerty Marketplace, which adds the convenience of time-based online auctions. Both are proving to be immensely popular, with Amelia sales more than doubling over 2023 levels with 93% close rates, and online auctions ramping up faster than our peers did in their second year. These numbers speak to the trust and confidence that the car-buying public has in our auction services. As I have said in the past, the world did not need another auction house or another online platform to buy and sell cars, but it did need better ones. Car fans also want a sense of belonging, as all people do. So, in 2018, we launched Hagerty Drivers Club (HDC), our membership program for car lovers. HDC offers an amazing award-winning magazine (more on this later), authoritative vehicle valuation tools used by the entire industry, automotive product discounts, proprietary events and experiences, and unlimited emergency flatbed towing and roadside services that members describe as a godsend. HDC now has over 830,000 members, with a stunning 190,000 new members added during the last year, making it the largest automotive membership program in the world. By comparison, the United States Tennis Association has roughly 680,000 members. Anyone can join our club, whether they are Hagerty insured or not, and HDC costs just $70 annually. Our HDC members tell us it is worth it. Once they are in the club, people tend to stay. We retain 84 percent of our members annually and believe we can do even better by continuing to enhance the value proposition. One new enhancement this year is HDC Days, a weekend celebration of the car hobby with unique events, experiences and one-of-a-kind giveaways. The first HDC Days will take place from June 21- 23. In March, we launched online access to Hagerty’s Expert Repair Network, a digital tool where members can search for reputable automotive shops in their area. The entire network of shops found in this tool has been vetted by our in-house car repair experts. The companies we partner with offer discounted products and services, providing another important value add to our members. We recently added

HAGERTY Q1 2024 | 4 two more big partners in WeatherTech and the National Hot Rod Association. I would be remiss if I did not specifically call out one of the most popular benefits of HDC membership, Hagerty Drivers Club magazine. Since it was launched in 2006, it has become the second largest print car magazine in the nation, with each issue read by approximately 2 million people. Staffed by many of the nation’s leading automotive journalists and photographers, the magazine has established a global reputation for delivering high-quality, trustworthy, and entertaining content on enthusiast vehicles and the people who drive them. According to our latest readership survey, 80 percent of HDC members said the magazine is among the most appealing membership benefits. Our Media team also produces some of the best video content you can find anywhere, helping us steadily grow our base of YouTube followers, now over 3.1 million. Word of mouth and trusted referrals have always fueled the car hobby. 43 percent of HDC members tell us they have referred a friend or family member to HDC during the past year. That’s an incredibly powerful factor in our growth. We are evaluating user-friendly ways to introduce new members to the club and recognize our brand loyalists for spreading the good word about us. This is a big opportunity because we know that once we bring consumers into the Hagerty ecosystem, they become brand-promoting ambassadors who drive our Net Promoter Score of 82, which is roughly twice the industry average. We want HDC to be a growing community of members who actively use the benefits we provide. The upside for us is significant, captured over the life of these consumers. Fortunately, the love of cars is evolving, growing, and transcending generations. When Hagerty was founded 40 years ago, the classic car industry was dominated by 1950s and 1960s American cars. Today, people buy, sell, collect, and insure cars, trucks and motorcycles from all regions and eras, including modern supercars, vintage off-road vehicles, and Japanese sports cars. No one would come close to guessing this figure in a quiz show, but there are approximately 46 million collectible vehicles in the U.S. today, worth an estimated $1 trillion. That is an enticing number in the sense that Hagerty, the leading specialty insurance provider for collectible vehicles, currently underwrites 2.4 million of them, roughly 5% of today’s total addressable market. We have lots of room to grow. Our goal is to continue steadily adding more of these cars to our insurance book, and in the process, add more passionate members to Hagerty Drivers Club. As always, thank you for being on this ride with us. Onward and upward! McKeel Hagerty CEO, Hagerty

Never Stop Driving